Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of Lexington Realty Trust

We consent to the incorporation by reference in the Registration Statements of Lexington Realty Trust (File Nos. 333-136541, 333-138774, 333-140073, 333-131347, 333-121708, 333-113508, 333-109393, 333-103140, 333-102307, 333-90932, 333-71998, 333-92609, 333-85631, 333-76709, 333-70217 and 333-57853) on Form S-3, (File Nos. 333-137296 and 333-139743) on Form S-4 and (File Nos. 333-102232 and 333-85625) on Form S-8 of our report dated March 10, 2006 (January 11, 2007 as to the effect of the discontinued operations described in Note 9) on the consolidated financial statements and financial statement schedule of The Newkirk Master Limited Partnership that was included in the Current Report of Lexington Realty Trust filed on January 18, 2007.

/s/ Imowitz Koenig & Co., LLP

New York, New York

February 7, 2007